SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  October 9, 2024

AXIM BIOTECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54296	27-4092986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6191 Cornerstone Court E, Suite 114 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 923-4422

(Registrant’s telephone number, including area code)

(Former name if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which is registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.01Change in Control of Registrant

Effective October 15, 2024, Juniper & Ivy Corporation (“Juniper”), the holder of all 500,000 shares of the Company's Series C Preferred Stock, entered into an agreement with Medical Marijuana, Inc. ("MJNA") and Kettner Investments, LLC ("Kettner") regarding the transfer and assignment of the Series C Preferred Stock (the "Agreement"). Under the Agreement, Juniper first assigned and transferred the Series C Preferred Stock to MJNA as full satisfaction of a promissory note it had issued to MJNA having a balance due of approximately $515,000 (the terms of the promissory note permitted Juniper to convey the Series C Preferred Stock to MJNA as payment in full of the note). Immediately thereafter, pursuant to the Agreement, MJNA assigned and transferred the Series C Preferred Stock to Kettner in exchange for Kettner's agreement to waive all defaults under two senior secured convertible notes issued by MJNA to Kettner, having an aggregate face value of $1,090,000, and also waived all accrued interest owed on the convertible notes, which totaled approximately $66,000.

The holders of a majority of the Series C Preferred Stock are entitled to appoint four (4) Series C Directors to the Board of Directors of the Company (which is a majority of the Board) and have the exclusive right to fill any Series C Director vacancies, as well as a number of other preferential rights granted to the holders of the Series C Preferred Stock, as a result of the transfer of the Series C Preferred Stock to Kettner, a change of control of the Company occurred.

Kettner is managed by a three-member Executive Committee, of which the Company's CFO, Robert Malasek, is a member and Chairman. Kettner is 99.8% owned by an Irrevocable Trust (the "Trust") that has no affiliation with the Company.  The sole trustee of the Trust is a member of Kettner's Executive Committee along with a third member. Other than Mr. Malasek, none of the members of Kettner's Executive Committee has any affiliation with the Company and neither Kettner nor any of its members or  members of Kettner's Executive Committee are affiliates of MJNA or Juniper.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

Appointment of Catalina Valencia as President of the Company

Due to the fact that the Company's President and CEO, John W. Huemoeller II, was unable  to serve as an officer of the Company as a result of serious illness, on October 9, 2024, the Company’s board of directors appointed Catalina Valencia as the Company’s new President.

Death of Company President, John W. Huemoeller II

On October 12, 2024, President and Series C Director, John W. Huemoeller II died as a result of his illness.

Appointment of Catalina Valencia as Series C Director of the Company

Acting by written consent in lieu of a meeting, effective October 14, 2024, Juniper, the record holder of all 500,000 shares of Series C Preferred Stock issued and outstanding, which shares are exclusively entitled to fill any vacancy of a Series C Director seat, appointed Catalina Valencia to fill the Series C Director vacancy that existed as a result of the death of John W. Huemoeller II.

Catalina Valencia

Ms. Catalina Valencia, age 75, is a serial entrepreneur with extensive management experience in biotechnology, telecommunications and hi-tech industries.   Ms. Valencia’s legal career began at a prestigious Wall Street law firm followed by a series of senior in-house counsel positions for several fast-growth companies including early stage Genentech.  She subsequently focused on managing start-ups and small businesses and supporting them in the development of their businesses and products.  She is fluent in Spanish, Italian and Portuguese.

Highlights of Ms. Valencia’s legal experience include working in Rio de Janeiro Brazil for Cooley, Godward structuring joint ventures between American and Brazilian companies, at Genentech, Inc., the biotech pioneer and the first company to commercialize pharmaceutical products made using genetic engineering techniques and at Pacific Bell, now SBC Telecom, during its transition from telecommunications monopoly and the launch of Internet services.

In 2018, Ms. Valencia formed Sapphire Biotech, Inc. whose mission was the detection of early stage breast cancer.  In 2020, Sapphire was acquired by AXIM Biotechnologies, Inc.  and Ms. Valencia began, and continues, to operate AXIM’s research and development arm.  Sapphire subsequently developed for commercial launch the two ophthalmic diagnostics products acquired by AXIM in 2021 for the diagnosis of dry eye disease and allergic conjunctivitis.

Ms. Valencia attended college at UCLA where she graduated Magna Cum Laude, Highest Department Honors and obtained her law degree from the University of California, Berkeley Law School. She is the recipient of a Fulbright Fellowship to conduct research in Brazil. Her community service includes serving on the Boards of the California Hispanic Chambers of Commerce, the Mexican and American Solidarity Foundation, the Spanish Speaking Unity Council and the San Ysidro Health Board of Trustees.

There are no arrangements or understandings between Ms. Valencia and any other person pursuant to which Ms. Valencia was appointed as a director of the Company. Ms. Valencia is not a participant in, nor is he to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. There are no familial relationships between Ms. Valencia and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIM BIOTECHNOLOGIES, INC.
Dated: October 15, 2024	By:	/s/ Robert Malasek
Name: Robert Malasek
Chief Financial Officer